EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS


     As independent public accountants, we hereby consent to the use of our report dated September 18, 1997 on the financial statements of Industrial Equipment Rentals, Inc. and subsidiary (and to all references to our Firm) included in or made a part of this Registration Statement filed by Neff Corp.


Arthur Andersen LLP


Houston, Texas
July 15, 1998